Exhibit 5.1

WINSTON & STRAWN LLP

35 W. Wacker Drive

Chicago, Illinois 60601

August 7, 2013

Addus HomeCare Corporation

2401 South Plum Grove Road

Palatine, Illinois 60067

Re:	Form S-8 Registration Statement (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as special counsel for Addus HomeCare Corporation, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 of the offer and sale of up to 750,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (“Common Stock”), issuable pursuant to the terms and in the manner set forth in the Addus HomeCare Corporation 2009 Stock Incentive Plan (the “Plan”).

This opinion letter is delivered in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Act”).

In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement, as filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Act;

(ii)	the amended and restated certificate of incorporation of the Company, as currently in effect (the “Certificate of Incorporation”);

(iii)	the amended and restated bylaws of the Company, as currently in effect;

(iv)	the Plan;

(v)	resolutions adopted by the board of directors of the Company and committees thereof relating to, among other things, the reservation for issuance of the Shares covered by the Registration Statement, the filing of the Registration Statement and the approval of the Plan; and

(vi)	Certificate of inspector of elections certifying as to approval of the Plan by the stockholders of the Company.

We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing, we are of the opinion that the reservation for issuance of the Shares has been duly authorized by the requisite corporate action on the part of the Company and, when issued, paid for and delivered pursuant to the terms and in the manner set forth in the Plan, and assuming that the Shares remain duly reserved for issuance within the limits of the Common Stock then remaining authorized but unissued, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion herein as to any other laws, statutes, regulations or ordinances. This opinion is give as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes that may hereafter occur.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules or regulations thereunder or that this consent is required by Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP